Exhibit 99.2

For immediate release

AMERICREDIT REACHES AGREEMENT REGARDING SECURITIZATION TRIGGERS,
WILL MOVE FUTURE SECURITIZATIONS TO ON-BALANCE SHEET
FINANCING STRUCTURE, AND PLANS TO ADD THREE INDEPENDENT DIRECTORS

FORT WORTH, TEXAS September 16, 2002 – AMERICREDIT CORP. (NYSE: ACF) announced today it has reached an agreement with Financial Security Assurance (FSA), the Company’s bond insurance guarantor, to raise delinquency trigger levels in its securitizations.

The agreement with FSA provides for an increase in delinquency triggers to a level in excess of the Company’s current forecast of pool performance for the six monthly reporting periods from September 2002 through February 2003. This reduces the likelihood of an increase in credit enhancement requirements due to delinquency triggers for all of its outstanding securitizations.

In consideration for raising delinquency triggers, FSA will receive warrants to purchase 1,287,691 shares of common stock, which are exercisable for five years at a 20% premium above market plus a 2.5 basis point increase in insurance fees.

AmeriCredit has also announced it will structure its future securitization transactions as secured financings, which do not require the recognition of a gain-on-sale.

Accordingly, auto receivables securitized in the future will remain on the Company’s balance sheet. Net earnings on its receivables will be recognized over the life of the receivables as finance charge and fee income, less related funding costs and a provision for losses. The change in securitization structure will have no impact on the Company’s funding procedures, business model or cash flow.

“Middle market automobile finance can be a complex business,” said AmeriCredit CEO Mike Barrington, “and some of our stakeholders have told us they don’t fully understand the accounting for our business due to the use of gain-on-sale. So we’ve made the decision to move to on-balance sheet securitizations to make it clearer for all our stakeholders to understand our business and assess our financial results over time.”

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Management has indicated it plans to grow its managed loan portfolio approximately 15% annually over time. Due to the change in how future securitization transactions will be structured, the Company’s earnings guidance is being revised. The new projections are as follows:

($ millions)	3 mos. ended 9/30/02	3 mos. ended 12/31/02	12 mos. ended 6/30/03	12 mos. ended 12/31/03
Net income	$55 – 60	$(5) – (10)	$80 – 90	$160 – 170

“AmeriCredit’s business model is not changing. What is changing is the way we structure our securitizations, and therefore how we recognize earnings in accordance with Generally Accepted Accounting Principles. This change is consistent with our practice of providing clear and complete information to all our stakeholders,” Barrington said.

Finally, AmeriCredit plans to add three independent directors to its Board. The Board will identify and recruit external candidates who will enhance the Company’s independent governance and oversight.

AmeriCredit will host a conference call for analysts and investors at 8:15 A.M. Eastern Daylight Time on Tuesday, September 17, 2002. For a live Internet broadcast of this conference call, please go to the Company’s Web site. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

AmeriCredit Corp. (NYSE:ACF) is the largest independent middle-market auto finance Company in North America. Using its branch network and strategic alliances with auto groups and banks, the Company purchases installment contracts made by auto dealers to consumers who are typically unable to obtain financing from traditional sources. AmeriCredit has more than one million customers throughout the United States and Canada and nearly $15 billion in managed auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s annual report on Form 10-K for the period ended June 30, 2001. Such risks include – but are not limited to – deteriorating economic environment, adverse portfolio performance, reliance on capital markets, fluctuating interest rates, increased competition, regulatory changes and tightening labor markets. These forward-looking

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statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially.

Contact:

Investor Relations			Media Relations
Kim Pulliam	Susan Sheffield	Jason Landkamer	John Hoffmann
(817) 302-7009	(817) 302-7355	(817) 302-7811	(817) 302-7627

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